Exhibit 99.1

MedPro Safety Products Announces Warrant Restructuring

Lexington, KY.— March 27th, 2009--MedPro Safety Products, Inc. (OTC BB: MPSP), which develops and markets medical safety devices incorporating proprietary needlestick prevention technology, today announced that MedPro’s two largest preferred stockholders, Vision Opportunity Master Fund and Vision Capital Advantage Fund, have agreed to exercise a portion their stock purchase warrants for cash totaling $3,000,000 and to exchange all of their remaining outstanding warrants for shares of new Series C Convertible Preferred Stock. Together, the two Vision Funds will acquire 1,571,523 shares of Series C Stock as a result of the warrant exercise and exchange.

The exchange of warrants for Series C Stock is the equivalent of a cashless exercise of the warrants at an assumed market value of $13.00 per common share.  Together, the warrant exercise and exchange will reduce the total common share equivalents issuable to the two Vision Funds by approximately 2,580,000 common shares.

“This transaction was intended to remove the uncertainty of the large overhang of 18,285,692 common shares issuable upon the exercise of the warrants,” said Craig Turner, Chief Executive Officer of MedPro.  “In addition, MedPro will receive cash proceeds of $3,000,000 from the exercise of a portion of the warrants.”

Each share of the new Series C Convertible Preferred Stock is convertible into 10 shares of common stock, which ratio is subject to adjustment in certain circumstances. The Series C Stock ranks equal to MedPro’s Series B Stock and common stock, but junior to its Series A Stock and indebtedness.  If MedPro declares dividends, the Series C Stockholders will receive dividends on a pro rata basis with the Series B Stockholders and the common stockholders. Upon liquidation, dissolution or winding up of the Company, the holder of Series C Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series C Stock can be converted. The Series C Stock has no general voting rights.

About MedPro Safety Products, Inc.

Founded in 1995 and headquartered in Lexington, Kentucky, MedPro Safety Products, Inc. (OTCBB: MPSP - News) has developed and acquired a portfolio of medical safety products incorporating proprietary needlestick prevention functionalities. For additional information, please refer to the ‘investor relations’ link on the Company’s website (http://www.medprosafety.com).

This release includes forward-looking statements based upon current expectations of the management of MedPro Safety Products, Inc. that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward- looking statements as a result of a number of factors, including our ability to identify and acquire medical safety device safety technologies with product development potential; our ability to successfully develop and bring products to market, including obtaining regulatory approvals; our ability to successfully increase sales of our products; our ability to obtain additional financing on satisfactory terms; our ability to attract and retain qualified employees; and governmental regulation associated with the medical safety products industry. Words such as "anticipate," "estimate," "plan," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could," and similar expressions are used to identify forward-looking statements. We refer you to the more detailed discussion of risks and uncertainties under "Risk Factors" in our Annual Report on Form 10-K and our other reports on file with the Securities and Exchange Commission.

MEDIA RELEASE
CONTACT: Marc Ray: 859-225-5375 or The Investor Relations Group: 212-825-3210

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